Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 12, 2011, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Resource America, Inc. and subsidiaries on Form 10-K, as amended, for the year ended September 30, 2011, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 24, 2012